Exhibit 10.2

Summary of Compensation for Named Executive Officers

Recipient	2005 Base Salary	2004 Short-Term Incentive Award
Thomas A. Carr Chairman of the Board and Chief Executive Officer	$495,000	$550,000

Philip L. Hawkins President and Chief Operating Officer	$440,000	$440,000

Stephen E. Riffee Chief Financial Officer	$320,000	$190,000

Karen B. Dorigan Chief Investment Officer	$312,000	$185,000

Linda A. Madrid Managing Director, General Counsel and Corporate Secretary	$293,500	$165,000